Exhibit 99.1

CAPITAL TRUST, INC. ANNOUNCES REVERSE STOCK SPLIT

AND NAME AND TICKER SYMBOL CHANGES

New York, NY – April 26, 2013 – Capital Trust, Inc. (NYSE: CT) (the “Company”) today announced that its board of directors has approved a reverse stock split of the Company’s class A common stock at a ratio of 1-for-10. In addition, the Company announced that it expects to change its name to Blackstone Mortgage Trust, Inc. and its stock ticker symbol to “BXMT” concurrently with the consummation of the reverse stock split. The reverse stock split and name and ticker symbol changes are expected to take effect at about 5:01 p.m. (EDT) on May 6, 2013 (the “Effective Time”).

Accordingly, at the Effective Time, every 10 shares of issued and outstanding class A common stock will be converted into 1 share of class A common stock. In addition, at the market open on May 7, 2013, the class A common stock is expected to trade under the symbol “BXMT” and will be assigned a new CUSIP number: 09257W 100.

As a result of the reverse stock split, the number of outstanding shares of class A common stock will be reduced to approximately 2,926,651. The number of authorized shares and the par value per share will remain unchanged. No fractional shares will be issued in connection with the reverse stock split.

Following the completion of the reverse stock split, the Company’s transfer agent will aggregate all fractional shares that otherwise would have been issued as a result of the reverse stock split, and each of the stockholders holding fractional shares will be entitled to receive, in lieu of such fractional shares, cash in an amount equal to such stockholder’s pro rata percentage of the proceeds of the sale in one or more open market transactions of the aggregate of all such fractional shares. The reverse stock split will apply to all of the Company’s outstanding class A common stock and therefore will not affect any stockholder’s relative ownership percentage. The Company’s stockholders will be receiving information from American Stock Transfer and Trust Company, LLC, the Company’s transfer agent, regarding the mechanics of exchanging their share certificates and receiving cash in lieu of fractional shares.

About Capital Trust

Capital Trust, Inc. (NYSE: CT) is a real estate finance company that focuses primarily on loans and securities backed by commercial real estate assets. The Company is externally managed by BREDS/CT Advisor L.L.C., a subsidiary of The Blackstone Group L.P. (“Blackstone”) and is a real estate investment trust traded on the NYSE under the symbol “CT.” Capital Trust Inc. is headquartered in New York City. Further information is available at www.capitaltrust.com.

About Blackstone

Blackstone (NYSE:BX) is one of the world’s leading investment and advisory firms. Blackstone seeks to create positive economic impact and long-term value for its investors, the companies it invests in, the companies it advises and the broader global economy. Blackstone does this through the commitment of its extraordinary people and flexible capital. Blackstone’s alternative asset management businesses include the management of private equity funds, real estate funds, hedge fund solutions, credit-focused funds and closed-end funds. Blackstone also provides various financial advisory services, including financial and strategic advisory, restructuring and reorganization advisory and fund placement services. Further information is available at www.Blackstone.com. Follow Blackstone on Twitter @Blackstone.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this press release are subject to certain risks and uncertainties including, but not limited to, the risks indicated from time to time in Capital Trust’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. Capital Trust assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.

MEDIA CONTACTS:

for Capital Trust, Inc.

Douglas Armer, +1 (212) 655-0220

Douglas.Armer@Blackstone.com